Exhibit 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
July 13, 2015
K2M Group Holdings, Inc.
751 Miller Drive SE
Leesburg, Virginia 20175

Ladies and Gentlemen:

We have acted as counsel to K2M Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑3 (File No. 333-204604) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) the issuance by the Company of an aggregate of up to $100,000,000 of common stock, par value $0.001 per share (“Common Stock”) (together with any additional amount that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act)) in connection with the offering described in the Registration Statement, the “Company Shares”) and (b) the sale by certain selling stockholders of up to 19,940,500 shares of Common Stock (the “Selling Stockholder Shares”). This opinion relates to the issuance by the Company of an aggregate of up to 862,500 Company Shares and the sale by certain selling stockholders (the “Selling Stockholders”) listed on Schedule I to the Underwriting Agreement (as defined below) of an aggregate of up to 4,312,500 Selling Stockholder Shares pursuant to an Underwriting Agreement, dated July 7, 2015 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriter named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement; the prospectus dated June 11, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated July 7, 2015 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Company Shares have been duly authorized, and upon payment and delivery in accordance with Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP